Exhibit 77Q2 to Form N-SAR





The Company does not know of any person who was a director, officer or beneficial owner of more than 10% of the Company's shares, who failed to file on a timely basis during the fiscal year ended November 30, 2002, reports required by Section 16(a) of the Securities Exchange Act of 1934.